CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Pre-effective amendment No. 1 to the Registration Statement No. 333-00275 on Form S-6 of our report dated February 7, 1996, relating to the financial statements of Equitable Variable Life Insurance Company Separate Account FP, and our report dated February 7, 1996, relating to the consolidated financial state-ments of Equitable Variable Life Insurance Company, which reports appear in such Prospectus. We also consent to the reference to us under the heading "Accounting and Actuarial Experts" in such Prospectus.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, New York
July 17, 1996